Exhibit 99.3

NOTICE OF VOTING RIGHTS

TO:     Participants in the First National Bank of Bar Harbor Employee Stock
Ownership Plan (the" Plan")

FROM:     Scott S. Hammond for the First National Bank of Bar Harbor, as
trustee of the Plan

RE:          Special Meeting of the Shareholders
DATE:       ______________, 2004

As a participant in the First National Bank of Bar Harbor Employee Stock Ownership Plan (the "Plan"), you are entitled to instruct the First National Bank of Bar Harbor, as trustee of the Plan, to vote the number of whole and fractional units representing shares of common stock in FNB Bankshares (which have been allocated to your account in the Plan) at the special meeting of the shareholders of FNB Bankshares called for the following purposes:

1. to consider and approve an agreement of merger, dated as of August 25, 2004, between the First National Lincoln Corporation Bank ("FNLC") and FNB Bankshares ("FNB");
2. to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement; and
3. to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

This memorandum is intended to provide you with additional information about the special meeting and your voting instructions.

Enclosed are the proxy materials furnished to all shareholders of FNLC and FNB that describe the proposals, which are subject to shareholder vote at the special meeting. Although the enclosed proxy statement includes the recommendations of the Board of Directors of the FNB, the parent company of First National Bank of Bar Harbor ("FNBBH"), as a matter of law, neither the trustee of the Plan, nor the officers and directors of FNB or FNBBH are permitted to influence your vote.

Enclosed is an Instruction Card that will permit you to direct the trustee of the Plan as to the voting of the shares of common stock in FNB Bankshares allocated to your account under the Plan. To ensure that your instructions will be held in confidence, the trustee of the Plan has appointed Linda Haft to receive your instructions, hold them in confidence (so that your instructions will not be divulged to any other officer, director or employee of FNB or FNBBH), to tabulate the votes with respect to all shares of common stock in FNB Bankshares held by the Plan and to deliver the aggregate voting results to Scott S. Hammond for the First National Bank of Bar Harbor, as trustee of the Plan. The enclosed Instruction Card must be used instead of any other form of proxy card. Complete and return the card to Linda Haft in the enclosed postage prepaid envelope.

If your instructions are not received by ________________, 2004, the shares of common stock in FNB Bankshares allocated to your account under the Plan will not be voted.


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INSTRUCTION CARD

SOLICITED BY THE TRUSTEE
OF THE FIRST NATIONAL BANK OF BAR HARBOR
EMPLOYEE STOCK OWNERSHIP PLAN


The undersigned participant in the First National Bank of Bar Harbor Employee Stock Ownership Plan (the "Plan") hereby instructs The First National Bank of Bar Harbor, trustee of the plan, with respect to the number of whole and fractional units representing shares of common stock in FNB Bankshares allocated to the undersigned's accounts in the Plan as of _____________, 2004, to vote upon all matters that may properly come before the meeting, including

(i) the proposal to approve an Agreement and Plan of Merger, dated as of August 25, 2004, between FNB Bankshares ("FNB") and First National Lincoln Corporation ("FNLC"), which sets forth the terms and conditions under which FNB will merge with and into FNLC; and

(ii) the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, as more fully described in the proxy materials furnished herewith (receipt of which is hereby acknowledged), subject to the direction indicated on the reverse side of this instruction card, at the special meeting of the shareholders to be held on ___________________, 2004 and any adjournments thereof


If you fail to complete the reverse side, or your instructions are not received by ________________, 2004 the shares of common stock in FNB Bankshares allocated to your account in the Plan will not be voted with respect to the specified proposals.


Please complete, sign and mail this instruction card to Linda Haft in the accompanying postage prepaid envelope or deliver your instructions directly to Linda Haft at _________________.



















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1.    Proposal to approve an Agreement and Plan of Merger, dated as of August
25, 2004, between FNB Bankshares ("FNB") and First National Lincoln Corporation ("FNLC"), which sets forth the terms and conditions under which FNB will merge with and into FNLC.

FOR ___                AGAINST ___                ABSTAIN ___

2. Proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

FOR ___                AGAINST ___                ABSTAIN ___

3. In their discretion, upon any other matter that may properly come before the special meeting of shareholders or any postponement or adjournment thereof.



DATED:   _______, 2004   ______________________________
                         Participant's Signature


                         ______________________________
                         Print name as it appears in plan records


Important: When signing as an attorney, executor, administrator, trustee or guardian, add such title to your signature.






























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